                                    UROMED
                                    ______

                             C 0 R P 0 R A T I 0 N

                                 64 A Street
                              Needham, MA 02194
                     (617) 433-0033 FAX: (617) 433-0032

FOR IMMEDIATE RELEASE

Contact:
Kristen Galfetti                     or                Sally J. Curley
Investor Relations Specialist                          Senior Consultant
UroMed Corporation                                     Sharon Merrill Associates
Tel: (617) 433-0003                                    Tel: (617) 542-5300

                          UROMED CORPORATION ANNOUNCES
                     FOURTH-QUARTER AND YEAR-END 1996 RESULTS

                UroMed Continues Phase I and Prepares for Phase II
                   Of Its Reliance Insert U.S. Product Launch

     NEEDHAM, MA, February 20, 1997--UroMed Corporation (NASDAQ:URMD) today reported revenues of $0.5 million for the fourth quarter ended December 31, 1996, compared with $0.6 million for the same period of 1995. UroMed reported a fourth quarter 1996 net loss of $5.5 million, or $0.21 per share, compared with a net loss of $2.6 million, or $0.12 per share, for the fourth quarter in 1995. The company ended the fourth quarter with cash, cash equivalents and short-term investments totaling $101.6 million.

     For the year ended December 31, 1996, UroMed reported revenues of $2.6 million, compared with revenues of $1.1 million in 1995. UroMed reported a net loss of $47.7 million, or $1.87 per share, for 1996, compared with a net loss of $9.7 million, or $0.46 per share, for 1995. The 1996


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results include a one-time $30.2 million, or $1.18 per share, charge accounted for as purchased research and development, relating to the acquisition of the Miniguard Patch, now known as the Impress Miniguard, and all incontinence technology of the Advanced Surgical Intervention (ASI) Liquidating Trust.

     "We are pleased with UroMed's accomplishments in 1996 from both a financial and a corporate perspective," said John G. Simon, chairman of the board and chief executive officer. "Results reported for the year were within company expectations and demonstrated our ability to continue to control expenses. As expected, U.S. product sales did not contribute significantly to revenues this year due to the timing and targeted nature of our fourth-quarter U.S. launch. In addition to exercising spending controls, in the fourth quarter we strengthened our cash position by successfully completing a $69 million convertible debt offering."

UroMed Fourth-quarter 1996 Results/2

    Simon continued, "In addition to our financial achievements, UroMed achieved two initial product milestones in 1996: 1) the receipt of U.S. Food and Drug Administration PMA approval on the Reliance Insert and 2) the acquisition of the FDA-cleared Miniguard Patch, now known as the Impress Miniguard. To date, we are pleased with the first physician training phase of our product roll-out of the Reliance Insert and have received a welcome initial response from both physicians and patients. Presently, we have more than 1,000 physicians who have been trained and who are ready to prescribe the Reliance Insert. This target group of physicians will provide UroMed with a solid base which will support initial patient demand. In addition, we continue to prepare for the commercial launch of the Impress Miniguard, which we expect to occur in late 1997 or early 1998."

    Simon concluded, "Together, the Reliance Insert and Impress Miniguard will enable UroMed to provide women who suffer from stress urinary incontinence with multiple treatment options and, subsequently, an improved quality of life. Our success in the areas of finance, regulatory, and sales and marketing further underscores our strong leadership position in the urological and gynecological markets. We are hopeful that our aggressive research and development, and in-licensing and acquisition activities will leverage our existing resources and add to this leadership position."


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                                      -3-

    The Reliance Urinary Control Insert is a unique new treatment for urinary incontinence offering an alternative to adult diapers. A first-of-its-kind product, the Reliance Insert is a small, self-administered, discreet, single-use device designed to immediately prevent urine leakage caused by mild to moderate female stress urinary incontinence, the most common type of incontinence in women. A complementary product to the Reliance Insert, the Impress Miniguard is a small, disposable. prescription adhesive patch placed externally against the urethral opening to help block leakage in women with mild to moderate stress urinary incontinence.

    Urinary incontinence is common among women of all ages. A recent Contemporary Urology study estimates that while 50 to 75 percent of women in chronic care facilities have urinary incontinence, 20 percent of women ages 40 to 60 suffer from stress urinary incontinence. Surveys further indicate that women wait a period of years before discussing the condition with their physicians due to the limited options historically available to them.

UroMed Fourth-quarter 1996 Results/3

    UroMed Corporation was founded to develop, manufacture and market products for the management of urological and gynecological disorders. The company's first two products, the Reliance Urinary Control Insert and the Impress Miniguard, are intended for the management of certain types of female urinary incontinence. According to company estimates, urinary incontinence (UI), the loss of bladder control resulting in the involuntary leakage of urine, afflicts approximately 26 million women in the United States, Japan and selected countries in Europe. UroMed's Reliance Insert and Impress Miniguard are designed for an estimated target market in excess of six million of these women worldwide who suffer from certain types of UI and seek to maintain their active lifestyles. UroMed has designed the Reliance Insert in order to provide the appropriate UI patient, who now typically wears diapers or pads, with similar lifestyle benefits to those conferred by a tampon in the case of menstruation. UroMed's Impress Miniguard is designed for a broader group of mild to moderate UI patients.

    A copy of the condensed statement of operations and balance sheet of UroMed Corporation for selected periods indicated are attached.

    The company recognizes that the previous paragraphs contain forward-looking statements relating to the company's future activities,


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                                    -4-

including timing related to the commercial launches of the Reliance Insert and Impress Miniguard, and the company's research and development, in-licensing and acquisition activities. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties beyond the company's control. Actual results could differ materially from these forward-looking statements as the result of certain risks, including the uncertainty of manufacturing scale-up and market acceptance of the Reliance Insert and the Impress Miniguard as well as the company's dependence on these two products going forward. There can be no assurance that these risks would not have a material adverse effect on the company. Other relevant risks are described in the company's Current Report on Form 8-K, filed January 31, 1997, under the headings "Forward-Looking Statements and Associated Risks" and "Risk Factors," which are incorporated herein by reference.


Reliance-Registered Trademark- is a registered trademark of UroMed Corporation. Impress-TM- Miniguard is a trademark of UroMed Corporation.



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                                     -5-

UroMed Fourth-quarter Results/4

                               UROMED CORPORATION
                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

(In Thousands, except per share data)


                              THREE MONTHS ENDED           YEAR ENDED
                                DECEMBER 31,              DECEMBER 31,
                             --------------------      ---------------------

                              1995       1996          1995        1996
                              ---------  ---------     ---------  ----------

Revenues..................   $     648  $     503  $   1,052  $    2,622
                                                                                                                          -
                             ---------  ---------  ---------  ----------
Cost and expenses:
Cost of revenues..........       1,431      1,219      2,564       5,110
Research and development..       1,378      1,863      6,821      37,597*
Marketing and sales.......         724      2,351      2,169       7,276
General and administrative.        456        950      1,898       2,898
                             ---------  ---------  ---------  ----------
Total costs and expenses...      3,989      6,383     13,452      52,881
                             ---------  ---------  ---------  ----------
Loss from operations.......     (3,341)    (5,880)   (12,400)    (50,259)
Interest income............        737      1,289      2,692       3,462
Interest expense...........         (1)      (862)        (4)       (863)
                             ---------  ---------  ---------  ----------
Net loss...................  ($  2,605) ($  5,453) ($  9,712) ($  47,660)
                             ---------  ---------  ---------  ----------
                             ---------  ---------  ---------  ----------
Net loss per share.........  ($   0.12) ($   0.21) ($   0.46) ($    1.87)*
                             ---------  ---------  ---------  ----------
                             ---------  ---------  ---------  ----------
Weighted average common
   shares outstanding......     22,432     26,436     21,262      25,544
                             ---------  ---------  ---------  ----------
                             ---------  ---------  ---------  ----------


* Includes $30,200,000, or $1.18 per share, spent on the acquisition of the Impress-TM- Miniguard technology in the second quarter of 1996 and related expenses.